Exhibit 10.2

ADDENDUM TO THE MANAGING’S DIRECTOR SERVICE CONTRACT

BETWEEN THE UNDERSIGNED

VERIGY Germany GmbH,

A corporation, whose registered office is located at Herrenberger Str. 130, 71034 Böblingen, Germany.

Represented for the purposes hereof by its sole shareholder Verigy (Netherlands) B.V., with registered seat at Fred. Roeskestraat 123, 1076-EE Amsterdam, the Netherlands, which is represented by its managing director A ATC Management B.V., with registered seat at Fred. Roeskestraat 123, 1076-EE Amsterdam, the Netherlands.

Hereafter referred to as the “Company”,

OF THE FIRST PART,

AND

Mr. Hans-Jürgen Wagner,

Residing at Hasenweg 17, 71063 Sindelfingen.

Hereafter referred to as the “Managing Director”,

OF THE SECOND PART.

PREAMBLE

The Managing Director was hired by the Company, respectively of Verigy’s predecessors, under an indefinite term employment contract, on January 1, 1985. The employment relationship was transferred respectively in the course of the business transfers. The Managing Director was appointed as managing director of Agilent STS (Germany) I GmbH on December 7, 2005, which was renamed as Verigy Germany GmbH by deed dated January 25, 2006. Effective June 1, 2006, the Managing Director and Company agreed to a managing director’s service contract. During the term of said contract, The existing employment relationship between the Managing Director and Verigy was suspended.

The Company and the Managing Director have agreed to add to the managing director’s service contract a termination indemnity provision.

IT IS AGREED AS FOLLOWS:

ARTICLE 1 - DEFINITIONS

For the purpose of the present addendum, the following terms should be defined as follows.

“Parent Company” means Verigy Ltd., a Singapore corporation, and any successor thereto and its subsidiaries; provided, however, that with respect to determining whether a Change in Control has occurred, the term “Parent Company” shall mean Verigy Ltd. exclusively.

“Good Reason” shall be defined as any of the following:

(i)	A reduction of the Managing Director’s rate of compensation as in effect on the date of signature of this Agreement or, if a Change of Control has occurred, as in effect immediately prior to the occurrence of a Change of Control, without the Managing Director’s consent.

(ii)	Either (A) failure to provide a package of benefits that, taken as a whole, provides substantially similar benefits to those in which the Managing Director is entitled to participate as of the Effective Date (except that Managing Director contributions may be raised to the extent of any cost increases related to such benefits where such increases in Managing Director contributions are broadly applicable to employees of the Company), without the Managing Director’s consent or (B) any action by the Company that would significantly and adversely affect the Managing Director’s participation or reduce the Managing Director’s benefits under any of the Company’s benefit plans, other than changes that apply broadly to employees of the Company, without the Managing Director’s consent.

(iii)	A change in the Managing Director’s duties, responsibilities, authority, job title or reporting relationships, without the Managing Director’s consent, resulting in a significant diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Company promptly after notice thereof is given by the Managing Director. For purposes of this clause (iii), Managing Director’s duties, responsibilities, authority, job title or reporting relationships shall not be considered to be significantly diminished (and therefore shall not constitute “Good Reason”) so long as Managing Director continues to perform substantially the same functional role for the Parent Company as Managing Director performed immediately prior to the occurrence of the Change of Control, even if the Parent Company becomes a subsidiary or division of another entity.

In the event of such change, the Managing Director shall notify the Company or the successor entity of his/her intention to terminate his/her employment and shall provide the successor entity with a reasonable period of time, not to exceed 90 days, to negotiate terms of employment which meet the Managing Director’s requirements. If, at the end of the notice and negotiation period, the parties are unable to arrive at mutually satisfactory terms and conditions of employment, then the Managing Director may exercise his/her right to termination for Good Reason as a result of no longer serving in a comparable role.

(iv)	A request that the Managing Director relocate to a worksite that is more than 40 kilometers from his prior worksite, unless the Managing Director accepts such relocation opportunity.

“Change of Control” shall be defined as any of the following:

•

The consummation of a merger or consolidation of the Parent Company with or into another entity or any other corporate reorganization, if persons who were not shareholders of the Parent Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

•	The sale, transfer or other disposition of all or substantially all of the Parent Company’s assets;

•	A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

•	Had been directors of the Parent Company on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or

•	Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Paragraph; or

•

Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Parent Company representing at least 30% of the total voting power represented by the Parent Company’s then outstanding voting securities. For purposes of this paragraph, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Parent Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the shareholders of the Parent Company in substantially the same proportions as their ownership of Shares.

A transaction shall not constitute a Change in Control if its sole purpose is to change the jurisdiction of the Parent Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Parent Company’s securities immediately before such transaction.

“Acquiror”: Either a person or a member of a group of related persons representing such group that in either case obtains effective control of the Parent Company in the transaction or a group of related transactions constituting the Change of Control.

ARTICLE 2 - TERMINATION INDEMNITY

2.1	In the event the Managing Director voluntarily terminates his/her service contract within three months of the occurrence of an event constituting Good Reason and on account of an event constituting Good Reason, which event occurs either (i) at the time of or within 24 months following the occurrence of a Change of Control, (ii) within three months prior to a Change of Control, whether or not such termination is at the request of an Acquiror, or (iii) at any time more than three months prior to a Change of Control if such triggering event or the Managing Director’s termination is at the request of an Acquiror (“Termination Event”), the Company shall pay the Managing Director a global gross lump sum amount equal to an amount equal to the indemnity he would be entitled to in case of dismissal, calculated according to the law provisions in force on the date of the Termination Event, less any applicable withholding of taxes and applicable social security contributions (hereafter the “Termination Indemnity”).

2.2	Managing Director acknowledges and agrees that the Termination Indemnity is intended to compensate the various prejudices that the Managing Director could suffer as a result of the termination of his managing director service contract and his employment contract, includes any, and is in lieu of any additional, indemnity which could be due to the Managing Director in respect of the termination of his employment contract.

2.3	The payment of the Termination Indemnity is subject to the Managing Director’s entering into a settlement and release agreement following the termination of his managing director service contract and his employment contract; the Managing Director remaining however entirely free to prefer a court action to the payment of this indemnity.

Moreover, it is expressly understood and agreed that the Termination Indemnity will be subject to the social security contributions applicable on the date of payment of this Termination Indemnity.

ARTICLE 3 - PREVIOUS AGREEMENTS / AGREEMENT LANGUAGE

All the other provisions of the Managing Director’s employment contract, which are not modified or in contradiction with the provisions of the present addendum are not modified and remain fully enforceable.

The Managing Director declares that he fully understands the content of this Addendum and agrees that the terms and conditions will be in English language

The Managing Director	ATC Management BV, Shareholder
Hans-Jürgen Wagner

Each page must be initialized and on the last page the above signatures must be preceded by the following handwritten words:

(“read and approved, valid for an addendum to the employment contract”)